SCHEDULE 14A
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ITEM 1: ELECTION OF DIRECTORS
Certain Relationships and Related Transactions
Compensation Committee Interlocks and Insider Participation
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
PENSION PLANS
Separation Plans and Agreements
Directors’ Fees and Plans
EXECUTIVE COMPENSATION COMMITTEE REPORT
Executive Compensation Policy
Executive Compensation Program
Chief Executive Officer Compensation
Omnibus Reconciliation Act of 1993
Summary and Concluding Remarks
PERFORMANCE GRAPH
INDEPENDENT ACCOUNTANTS
SHAREHOLDER PROPOSALS
SHAREHOLDER VOTE TABULATION
OTHER MATTERS
AVAILABLE INFORMATION
Appendix A -- Audit Committee Charter

SCHEDULE 14A
(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

THE PROGRESSIVE CORPORATION

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  No fee required.
  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

  Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

[PROGRESSIVE LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 20, 2001

      Notice is hereby given that the Annual Meeting of Shareholders of The Progressive Corporation will be held at 6671 Beta Drive, Mayfield Village, Ohio, on Friday, April 20, 2001, at 10:00 a.m., Cleveland time, for the following purposes:

1. To elect four directors; and

2. To transact such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on February 28, 2001, will be entitled to notice of and to vote at said meeting or any adjournment thereof.

      By Order of the Board of Directors.

CHARLES E. JARRETT, Secretary

March 15, 2001

      Shareholders who do not expect to attend the meeting in person are urged to date and sign the enclosed proxy and return it in the enclosed postage-paid envelope.

THE PROGRESSIVE CORPORATION

PROXY STATEMENT

      This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of The Progressive Corporation, an Ohio corporation (“Company”), to be held at 10:00 a.m., Cleveland time, on Friday, April 20, 2001, at 6671 Beta Drive, Mayfield Village, Ohio 44143, and at any adjournment thereof. This statement and the accompanying proxy, together with the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2000, will be sent to shareholders on or about March 19, 2001.

      The close of business on February 28, 2001, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 73,683,916 Common Shares, each of which will be entitled to one vote.

ITEM 1:  ELECTION OF DIRECTORS

      The Company’s Code of Regulations provides that the number of directors be fixed at no fewer than five or more than twelve. The number of directors has been fixed at twelve and there are currently eleven directors on the Board. The Code of Regulations provides that the directors are to be divided into three classes as nearly equal in number as possible and that the classes are to be elected for staggered terms of three years each. Directors of one class are elected annually. At the meeting, the shares represented by the proxies obtained hereby, unless otherwise specified, will be voted for the election as directors of the four nominees hereinafter named, each to serve for a three-year term and until his respective successor is duly elected and qualified. If, by reason of death or other unexpected occurrence, any one or more of the nominees herein named should not be available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose.

      A vacancy was created on the Board when Charles B. Chokel resigned as a director on January 31, 2001. Vacancies on the Board may be filled by the remaining directors and, in such event, the new director may be selected to serve for the remainder of the unexpired term of the class of directors to which he is assigned. Assignments will be made so that the directors are distributed among the several classes as nearly equally as possible. No decision has been made to fill the vacancy, nor have any candidates been considered and approved by the Board of Directors.

      Proxies cannot be voted at the Annual Meeting for a greater number of persons than the four nominees named in this proxy statement. No shareholder nominations for the election of directors have been received within the time period required by Section 13 of Article II of the Company’s Code of Regulations.

      If notice in writing is given by any shareholder to the President, a Vice President or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he possesses at such election and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he holds, or to distribute such number of votes among two or more nominees, as he sees fit. If the enclosed proxy is executed and returned and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the four nominees named below as possible.

      The following information is set forth with respect to each person nominated for election as a director and for those directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each such nominee or director has held the principal occupation indicated for more than the last five years. Each such nominee is currently a director of the Company.

Nominees for Election at the Annual Meeting

		Principal Occupation and	Director	Term
Name	Age	Last Five Years Business Experience	Since	Expires

B. Charles Ames (1)	75	Partner, Clayton, Dubilier & Rice, Inc., New York, New York (investment banking)	1983	2004
Peter B. Lewis (2)	67	Chairman of the Board; President of the Company prior to January 2001; Chief Executive Officer during 2000 and prior to January 1999; Chief Executive Officer – Insurance Operations during 1999; President, Chairman of the Board and Chief Executive Officer of Progressive Casualty Insurance Company prior to March 2000	1965	2004
Glenn M. Renwick (3)	45	President and Chief Executive Officer of the Company since January 2001; Chief Executive Officer – Insurance Operations during 2000; Chief Information Officer from January 1998 to March 2000; Consumer Marketing Process Leader from March 1996 to December 1997; Director of Consumer Marketing prior to March 1996; President, Chairman of the Board and Chief Executive Officer of Progressive Casualty Insurance Company since March 2000	1999	2004

		Principal Occupation and	Director	Term
Name	Age	Last Five Years Business Experience	Since	Expires

Donald B. Shackelford (4)	68	Chairman of the Board, Fifth Third Bank, Central Ohio, Columbus, Ohio (commercial bank) since June 1998 (successor to State Savings Bank); Chairman of the Board, State Savings Bank, Columbus, Ohio (savings bank) prior to June 1998	1976	2004

Directors whose terms will continue after the Annual Meeting

		Principal Occupation and	Director	Term
Name	Age	Last Five Years Business Experience	Since	Expires

Milton N. Allen (5)	73	Consultant and Trustee, Profit and Nonprofit Organizations	1978	2002
James E. Bennett III	57	President and Chief Executive Officer, EmployOn, Inc., Cleveland, Ohio (online recruiting) since January 2001; Senior Executive Vice President, KeyCorp, Cleveland, Ohio (banking) from May 1998 to December 2000; Director and Senior Partner, McKinsey & Company, Inc., Cleveland, Ohio (management consulting) prior to May 1998	1998	2002
Charles A. Davis (6)	52	Vice Chairman, Marsh & McLennan Companies, New York, New York (insurance) since September 1999; President and Chief Executive Officer, MMC Capital, Inc., New York, New York (global private equity firm) since April 1998; Limited Partner, Goldman Sachs Group L.P., New York, New York (investment banking) prior to April 1998	1996	2002
Jeffrey D. Kelly (7)	47	Executive Vice President and Chief Financial Officer, National City Corporation, Cleveland, Ohio (commercial banking)	2000	2002

		Principal Occupation and	Director	Term
Name	Age	Last Five Years Business Experience	Since	Expires

Stephen R. Hardis (8)	65	Chairman of the Board, Axcelis Technologies, Inc., Beverly, Massachusetts (semiconductor equipment manufacturing) since May 2000; Chairman of the Board and Chief Executive Officer, Eaton Corporation, Cleveland, Ohio (manufacturing) prior to July 2000	1988	2003
Janet Hill (9)	53	Vice President, Alexander & Associates,	1995	2003
		Inc., Washington, D.C. (management consulting)
Norman S. Matthews (10)	68	Consultant, New York, New York	1981	2003

(1)	Mr. Ames is also a director of Riverwood International, Inc. and Lexmark International, Inc., which are publicly held, and Kinko’s, Inc., Remington Arms Co. and Schulte Bautechnik GmbH and Co., KG, which are privately held.

(2)	Mr. Daniel R. Lewis, who was an executive officer of the Company prior to February 23, 2001, is the brother of Mr. Peter B. Lewis.

(3)	Mr. Renwick is also an officer and director of other subsidiaries of the Company.

(4)	Mr. Shackelford is also a director of The Limited, Inc., Intimate Brands, Inc. and Fifth Third Bancorp of Cincinnati, which are publicly held.

(5)	Mr. Allen is also a director of Phoenix Venture Partners and Del Rio Investment Corporation, which are privately held.

(6)	Mr. Davis is also a director of Marsh & McLennan Companies, Media General, Inc. and Merchants Bancshares, Inc., which are publicly held.

(7)	Mr. Kelly is also a director of National Processing Co., Inc., which is publicly held.

(8)	Mr. Hardis is also a director of Nordson Corporation, Lexmark International, Inc., American Greetings Corp., STERIS Corporation and Marsh & McLennan Companies, all of which, as well as Axcelis Technologies, Inc., are publicly held.

(9)	Ms. Hill is also a director of Wendy’s International, Inc., Dean Foods Company, Nextel Communications, Inc., Houghton Mifflin Company, First Union Bank of Virginia, Maryland and the District of Columbia and Security Capital Group Incorporated, which are publicly held.

(10)	Mr. Matthews is also a director of Lechters, Inc., Toys “R” Us, Sunoco, Inc. and Finlay Fine Jewelry, Inc., which are publicly held.

      Seven meetings of the Board of Directors were held during 2000.

      The Board has named an Executive Committee, an Audit Committee, an Investment and Capital Committee and an Executive Compensation Committee, as described below. The Board has not designated a nominating committee.

      Messrs. Allen, Hardis and Lewis are the current members of the Board’s Executive Committee, which exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its committees. During 2000, the Executive Committee adopted resolutions by written action pursuant to Ohio corporation law on nine occasions.

      Ms. Hill and Messrs. Allen and Ames are the current members of the Board’s Audit Committee, which assures that organization, policies, controls and systems are in place to monitor performance; provides an independent channel to receive appropriate communications from employees, auditors, legal counsel, bankers and consultants; and monitors the public release of financial information. The Board has determined that all members of the Audit Committee have no relationship to the Company that may interfere with the exercise of their independence from management and the Company and are independent as defined in Sections 303.01(B)2(a) and (3) of the New York Stock Exchange’s listing standards. The Audit Committee met seven times during 2000.

      Messrs. Davis, Hardis, Kelly and Lewis are the current members of the Board’s Investment and Capital Committee, which monitors and advises the Company on its investment and capital management policies. During 2000, the Investment and Capital Committee met six times.

      Messrs. Bennett, Matthews and Shackelford are the current members of the Board’s Executive Compensation Committee, which monitors and directs the administration of the Company’s compensation programs, including the various cash and stock incentive programs in which officers and employees of the Company participate. During 2000, the Executive Compensation Committee met five times and adopted resolutions by written action pursuant to Ohio corporation law on four occasions.

Certain Relationships and Related Transactions

      Mr. Steven Kestner, a partner with the law firm of Baker & Hostetler LLP, served as the Company’s interim Chief Legal Officer from January 1, 2000 until November 1, 2000, and Secretary during 2000. Mr. Charles E. Jarrett was named the Company’s Chief Legal Officer on November 1, 2000. Mr. Jarrett had been a partner with Baker & Hostetler LLP prior to that date. Effective February 7, 2001, Mr. Kestner resigned as Secretary of the Company and Mr. Jarrett was elected to the position. The Company and its subsidiaries paid Baker & Hostetler LLP the sum of $1,993,374 for legal services rendered during 2000.

      During 2000, the Company received $381,000 from Mr. Peter B. Lewis in reimbursement for salaries and all other payroll expenses of two pilots and a mechanic who are employees of a subsidiary of the Company and support the operation of an airplane independently owned by Mr. Lewis. In addition, during 2000, the Company reimbursed Mr. Lewis $73,837 for his use of the airplane on Company-related business or as a member of the Board of Directors. The Company reimburses Mr. Lewis at the rate of

$3,567 per hour, which represents the air charter rate for comparable aircraft (based on the quotes obtained from three air charter companies selected by Jet Perspective, Inc., an independent aircraft appraiser).

Compensation Committee Interlocks and Insider Participation

      Messrs. Bennett, Matthews and Shackelford served as members of the Company’s Executive Compensation Committee during 2000. There are no Compensation Committee interlocks.

REPORT OF THE AUDIT COMMITTEE

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

      The Audit Committee of the Board of Directors (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2000, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements.

      The Committee has discussed with the independent accountants, who are responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee received the written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants their independence from management and the Company.

      The Committee discussed with the Company’s internal and independent accountants the overall scope and plans for their respective audits. The Committee meets with the internal and independent accountants, with and without management present, to discuss the results of their examinations, evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held seven meetings during 2000. The Company has adopted a written charter for the Committee, a copy of which is included as Appendix A. The adequacy of the Audit Committee’s charter was reassessed by the Committee and approved by the Board in 2000.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has directed that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee has recommended and the Board has designated PricewaterhouseCoopers LLP to serve as the independent accountants for the Company and its subsidiaries for 2001.

AUDIT COMMITTEE

Milton N. Allen, Chairman B. Charles Ames Janet Hill

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Security Ownership of Certain Beneficial Owners. The following information is set forth with respect to persons known to management to be the beneficial owners, as of January 31, 2001, or other date indicated below, of more than 5% of the Company’s Common Shares:

Name and Address	Amount and Nature of		Percent
of Beneficial Owner	Beneficial Ownership(1)		of Class

The TCW Group, Inc.	12,139,132	(2)	16.5%
865 South Figueroa Street Los Angeles, California 90017

Peter B. Lewis	9,576,806	(3)	12.9%
6300 Wilson Mills Road Mayfield Village, Ohio 44143

Ruane, Cunniff & Co., Inc.	5,734,577	(4)	7.8%
767 Fifth Avenue Suite 4701 New York, New York 10153-4798

(1)	Except as otherwise indicated, the persons listed as beneficial owners of the Common Shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

(2)	The Common Shares are held in investment accounts maintained with The TCW Group, Inc. as of December 31, 2000, and it disclaims any beneficial interest in such shares. The TCW Group, Inc. has advised that it has shared voting and investment power as to all of these shares.

(3)	Includes 16,227 Common Shares held for Mr. Lewis by a trustee under the Company’s Retirement Security Program and 497,100 Common Shares subject to currently exercisable stock options. Also includes the following, as to which Mr. Peter B. Lewis disclaims any beneficial interest: 1,846,667 Common Shares held by Mr. Lewis as trustee of two trusts established for the benefit of his brother, Daniel R. Lewis; 385,299 shares held by a charitable corporation of which Mr. Lewis serves as a trustee and an officer; and 1,023,918 Common Shares held by five limited partnerships in which Mr. Lewis is a general partner.

(4)	The Common Shares are held in investment accounts maintained with Ruane, Cunniff & Co., Inc. as of December 31, 2000, and it disclaims any beneficial interest in such shares. Ruane, Cunniff & Co., Inc. has advised that it has sole voting power as to 3,588,706 of these shares, no voting power as to the balance of these shares, sole investment power as to 3,304,077 of these shares and shared investment power as to 2,430,500 of these shares.

      Security Ownership of Management. The following information is set forth with respect to the Company’s Common Shares beneficially owned as of January 31, 2001, by all directors and nominees for election as directors of the Company, each of the named executive officers and by all directors and all individuals who were executive officers of the Company on December 31, 2000, as a group:

	Amount and Nature of		Percent
Name	Beneficial Ownership(1)		of Class

Milton N. Allen	37,641	(2)	*

B. Charles Ames	69,682	(3)	*

Alan R. Bauer	94,196	(4)	*

James E. Bennett III	8,640	(5)	*

Charles B. Chokel	167,627	(6)	*

Charles A. Davis	17,277	(7)	*

W. Thomas Forrester	84,018	(8)	*

Stephen R. Hardis	27,085	(9)	*

Janet Hill	9,777	(10)	*

Jeffrey D. Kelly	2,661	(11)	*

Daniel R. Lewis	2,045,501	(12)	2.8%

Peter B. Lewis	9,576,806	(13)	12.9%

Norman S. Matthews	34,478	(14)	*

Glenn M. Renwick	102,706	(15)	*

Donald B. Shackelford	92,779	(16)	*

Robert T. Williams	61,906	(17)	*

All 25 Executive Officers and Directors as a Group	10,831,332	(18)	14.5%

*	Less than 1% of the outstanding Common Shares of the Company.

(1)	Includes Common Shares held for executive officers or their spouses under The Progressive Retirement Security Program and currently exercisable stock options held by directors and executive officers or their spouses under various incentive plans maintained by the Company. Unless otherwise indicated below, beneficial ownership of the Common Shares reported in the table is comprised of both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

(2)	Includes 2,050 Common Shares owned by Mr. Allen’s wife, as to which shares he disclaims any beneficial interest, and 21,277 Common Shares subject to currently exercisable stock options.

(3)	Includes 27,277 Common Shares subject to currently exercisable stock options.

(4)	Includes 62,200 Common Shares subject to currently exercisable stock options and 1,939 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Bauer has sole investment power but no voting power.

(5)	Includes 3,940 Common Shares subject to currently exercisable stock options and 3,200 Common Shares held by Mr. Bennett as trustee of a family trust.

(6)	Includes 1,379 Common Shares held for Mr. Chokel’s wife under The Progressive Retirement Security Program, as to which he disclaims any beneficial interest, 121,700 Common Shares subject to currently exercisable stock options and 40,122 Common Shares held by Mr. Chokel as trustee of a family trust.

(7)	Includes 7,277 Common Shares subject to currently exercisable stock options.

(8)	Includes 62,800 Common Shares subject to currently exercisable stock options and 9,000 Common Shares held by Mr. Forrester’s wife as trustee for three trusts established for the benefit of his children, as to which shares he disclaims any beneficial interest.

(9)	Includes 21,277 Common Shares subject to currently exercisable stock options.

(10)	Includes 9,277 Common Shares subject to currently exercisable stock options.

(11)	Consists of 2,661 Common Shares subject to currently exercisable stock options.

(12)	Includes 107,725 Common Shares owned by Mr. Daniel R. Lewis’ wife, as to which shares he disclaims any beneficial interest, 59,700 Common Shares subject to currently exercisable stock options and 13,168 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Daniel R. Lewis has sole investment power but no voting power. Also includes 1,846,667 Common Shares held in two trusts for the benefit of Daniel R. Lewis in which his brother, Peter B. Lewis, is trustee.

(13)	See footnote 3 on page 8.

(14)	Includes 21,277 Common Shares subject to currently exercisable stock options.

(15)	Includes 77,800 Common Shares subject to currently exercisable stock options and 1,911 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Renwick has sole investment power but no voting power.

(16)	Includes 21,277 Common Shares subject to currently exercisable stock options and 6,831 Common Shares held by Mr. Shackelford as trustee of a trust established for the benefit of his daughter.

(17)	Includes 282 Common Shares owned by Mr. Williams’ wife, as to which shares he disclaims any beneficial interest and 51,700 Common Shares subject to currently exercisable stock options.

(18)	Includes 1,199,940 Common Shares subject to currently exercisable stock options and excludes Common Shares as necessary to avoid duplication.

      Section 16(a) Beneficial Ownership Reporting Compliance. The February 4, 1999, purchase of 500 shares by James E. Bennett III was reported in a Form 4 filed on August 2, 2000.

EXECUTIVE COMPENSATION

      The following information is set forth with respect to the Company’s Chief Executive Officers and the other four most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 2000 (the “named executive officers”). The titles set forth below reflect positions held at December 31, 2000.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
		Annual Compensation			Awards

				Other	Securities
				Annual	Underlying	All Other
Name and		Salary	Bonus(1)	Compensation	Options	Compensation(3)
Principal Position	Year	($)	($)	($)	(#)	($)

Peter B. Lewis	2000	$623,077	$275,057	$59,822 (2)	59,502	$116,140	(4)
Chairman, President and	1999	800,000	924,480	172,045 (2)	35,200	8,430
Chief Executive Officer	1998	800,000	1,657,800	243,405 (2)	41,000	8,220
Charles B. Chokel	2000	$488,462	$993,091	—	49,584	$8,368
Chief Executive Officer –	1999	397,116	805,648	—	17,600	7,928
Investments and	1998	375,000	654,375	—	17,500	7,888
Capital Management
Glenn M. Renwick	2000	$488,462	$0	—	49,584	$23,339
Chief Executive Officer –	1999	392,500	298,653	—	11,200	6,450
Insurance Operations	1998	333,077	604,535	—	9,400	6,852
Daniel R. Lewis	2000	$397,115	$0	—	25,242	$40,339
Agent General Manager	1999	370,384	230,009	—	10,500	7,391
	1998	333,077	604,535	—	9,400	6,847
W. Thomas Forrester	2000	$397,115	$0	—	25,242	$35,221
Treasurer and Chief	1999	370,384	282,233	—	10,500	6,239
Financial Officer	1998	333,077	604,535	—	9,400	5,860
Robert T. Williams	2000	$369,231	$0	—	23,667	$30,473	(5)
Agent Business Leader	1999	319,231	243,254	—	9,100	6,774
	1998	271,792	493,303	—	7,700	6,550
Alan R. Bauer	2000	$350,162	$0	—	22,089	$39,367	(6)
Internet Business Leader	1999	348,269	265,381	—	9,800	7,704
	1998	333,077	604,535	—	9,400	7,536

(1)	Includes bonus amounts, if any, deferred under The Progressive Corporation Executive Deferred Compensation Plan.

(2)	Other Annual Compensation represents tax advisory services in 2000, and includes $128,183 and $191,420 in the form of personal use of corporate aircraft in 1999 and 1998, respectively.

(3)	Except as otherwise disclosed, the reported amounts for 2000 represent employer contributions made during the year under the Company’s Retirement Security Program. In addition, except for Mr. Chokel, amounts reported for 2000 include the following disbursements from The Progressive Pension Plan (terminated in 2000), which were rolled into the Retirement Security Program: Mr. Peter B. Lewis, $106,772; Mr. Renwick, $15,953; Mr. Daniel R. Lewis, $32,000; Mr. Forrester, $28,105; Mr. Williams, $22,682; and Mr. Bauer, $30,910; Mr. Chokel elected to receive his disbursement in the form of a 10-year certain and life annuity payable at age 65 in the amount of $9,166 annually.

(4)	In addition to contributions made under the Company’s Retirement Security Program and a disbursement from the Pension Plan, the reported amount includes a $458 anniversary award for 45 years of employment with the Company.

(5)	In addition to contributions made under the Company’s Retirement Security Program and a disbursement from the Pension Plan, the reported amount includes a $257 recognition award and a $305 anniversary award for 20 years of employment with the Company.

(6)	In addition to contributions made under the Company’s Retirement Security Program and a disbursement from the Pension Plan, the reported amount includes a $310 anniversary award for 20 years of employment with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants					Potential Realizable
					Value at Assumed
	Number of				Annual Rates of Stock
	Securities	% of Total			Price Appreciation
	Underlying	Options			For Option Term
	Options	Granted to	Exercise
	Granted(1)	Employees	Price	Expiration	5%	10%
Name	(#)	in 2000	($/share)	Date	($)	($)

Peter B. Lewis	59,502	5.5%	$57.6875	12/31/2009	$2,158,694	$5,470,555
Charles B. Chokel	49,584	4.6	57.6875	12/31/2009	1,798,876	4,558,704
Glenn M. Renwick	49,584	4.6	57.6875	12/31/2009	1,798,876	4,558,704
Daniel R. Lewis	25,242	2.3	57.6875	12/31/2009	915,764	2,320,725
W. Thomas Forrester	25,242	2.3	57.6875	12/31/2009	915,764	2,320,725
Alan R. Bauer	22,089	2.0	57.6875	12/31/2009	801,375	2,030,841
Robert T. Williams	23,667	2.2	57.6875	12/31/2009	858,624	2,175,921

(1)	Options become exercisable in one-third increments on January 1, 2003, January 1, 2004 and January 1, 2005, subject to accelerated vesting and a “cash-out” provision upon the occurrence of any “change in control” of the Company or certain similar events described in the 1995 Incentive Plan.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options		In-the-Money
	Shares		at 12/31/00		Options at 12/31/00
	Acquired	Value	(#)		($)
	on Exercise	Realized	Exercisable/		Exercisable/
Name	(#)	($)	Unexercisable		Unexercisable

Peter B. Lewis	106,200	$5,977,010	Exercisable	388,900	Exercisable	$29,334,285
			Unexercisable	317,502	Unexercisable	11,427,399
Charles B. Chokel	—	—	Exercisable	85,700	Exercisable	6,314,218
			Unexercisable	148,884	Unexercisable	5,301,191
Glenn M. Renwick	—	—	Exercisable	55,700	Exercisable	4,200,530
			Unexercisable	108,084	Unexercisable	4,080,479
Daniel R. Lewis	18,000	1,311,012	Exercisable	48,000	Exercisable	3,608,767
			Unexercisable	71,142	Unexercisable	2,323,154
W. Thomas Forrester	—	—	Exercisable	40,700	Exercisable	2,878,025
			Unexercisable	83,042	Unexercisable	2,962,329
Alan R. Bauer	—	—	Exercisable	40,100	Exercisable	2,833,900
			Unexercisable	79,189	Unexercisable	2,817,496
Robert T. Williams	12,000	952,008	Exercisable	40,400	Exercisable	3,035,329
			Unexercisable	59,867	Unexercisable	2,009,706

PENSION PLANS

      Each of the named executive officers, as well as substantially all other full-time employees of the Company and its subsidiaries who were hired before January 1, 1989 and satisfy certain other requirements, were eligible to participate in The Progressive Pension Plan (“Pension Plan”). All benefit accruals under the Pension Plan were frozen as of December 31, 1993, and the Pension Plan was terminated in October 2000. The Pension Plan was a defined benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), was a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and was subject to the minimum funding standards of Section 412 of the Code.

      Benefits payable under the Pension Plan were determined pursuant to a formula based upon a participant’s years of service with the Company and its subsidiaries, the participant’s average annual compensation not in excess of the Social Security taxable wage base during such years of service (“Average Earnings”) and Social Security benefits. For purposes of determining Average Earnings, the Pension Plan recognized base salary, overtime earnings, cash bonuses and commissions. The benefit formula was: 2% of Average Earnings times years of service minus 50% of primary Social Security benefit for years of service through December 31, 1988, plus 1.3% of Average Earnings times years of service from January 1, 1989 through December 31, 1993.

      Under the Pension Plan formula, participants accrued benefits over their years of service with the Company and its subsidiaries, and became fully vested in their accrued benefits under the Pension Plan upon (i) completion of five years of service (subject to certain break-in-service rules); (ii) attainment of age 65; or (iii) retirement on account of permanent and total disability.

      Upon termination of the Pension Plan, disbursements were made for the following named executive officers, which were rolled into the Company’s Retirement Security Program discussed below: Mr. Peter B. Lewis, $106,772; Mr. Renwick, $15,953; Mr. Daniel R. Lewis, $32,000; Mr. Forrester, $28,105; Mr. Williams, $22,682; and Mr. Bauer, $30,910. Mr. Chokel elected to receive his disbursement in the form of a 10-year certain and life annuity payable at age 65 in the amount of $9,166 annually.

      The Company now has a two-tiered Retirement Security Program (“RSP”). The RSP is a defined contribution pension plan within the meaning of ERISA and a qualified plan under the Code and covers all employees who meet requirements as to age and length of service. The first tier of the RSP provides employer contributions of 1% to 5% of annual eligible compensation up to the Social Security wage base, based on years of eligible service. The second tier is a long-term savings plan under which the Company matches, into a company stock account, amounts contributed to the Plan by each employee up to a maximum of 3% of the employee’s eligible compensation. All named executive officers are eligible to participate in the RSP, and contributions made by the Company on their behalf are included in “All Other Compensation” in the Summary Compensation Table on page 11.

Separation Plans and Agreements

      The named executive officers, as well as substantially all other regular, non-temporary employees of the Company and its subsidiaries, are eligible to participate in The Progressive Corporation Separation Allowance Plan (“Separation Plan”). The Separation Plan provides payments to eligible employees whose employment is involuntarily terminated as a result of a reduction in force or a reorganization, as defined in the Separation Plan. Payments are based on compensation in effect immediately prior to termination and years of service and cannot exceed an aggregate of two years of compensation. The Separation Plan is a welfare benefit plan within the meaning of ERISA. All payments under the Separation Plan are made from the general assets of the Company and its subsidiaries. Individual employment or separation arrangements may supplement or supersede the Separation Plan in whole or in part.

      Pursuant to Non-Qualified Stock Option Agreements covering stock options granted on or after May 16, 1996, any such stock option granted to an employee who thereafter retires from the Company and, at the time of his retirement, meets certain age and years of service requirements (“Qualified Retirement”) will be subject to the following provisions: (a) any such stock option which is vested on the date of such retirement (“Qualified Retirement Date”) will remain in effect and may be exercised, in whole or in part, at any time between the Qualified Retirement Date and the date on which such stock option expires under the applicable Non-Qualified Stock Option Agreement (“Expiration Date”); (b) 50% of any unvested stock option will remain in effect, will vest and become exercisable on the date on which such stock option is scheduled to vest under the applicable Non-Qualified Stock Option Agreement (“Vesting Date”) and may be exercised by the employee, in whole or in part, at any time between the Vesting Date and the Expiration Date; and (c) the remaining 50% of the unvested stock option will terminate on the Qualified Retirement Date.

      The Company entered into a Separation Agreement with Charles B. Chokel, the Company’s then Executive Vice President and Chief Investments and Capital Officer. Pursuant to the Separation Agreement, Mr. Chokel resigned as a director and officer of the Company and its subsidiaries effective January 31, 2001. He will remain an employee of the Company and receive a nominal salary until the date (“Separation Date) which is the earlier of (a) January 31, 2002; (b) the date on which Mr. Chokel becomes employed elsewhere; or (c) the date of a Disqualifying Activity, as described in the Separation Agreement. Under the Separation Agreement, Mr. Chokel received a lump sum payment of $1,244,000, may exercise his vested stock options no later than 60 days after his Separation Date and will retain one-half of his currently unvested stock options, which will vest and become exercisable on the vesting date applicable thereto, as provided in the related Non-Qualified Stock Option Agreement, and may be exercised by Mr. Chokel in whole or in part at any time between such vesting date and the expiration date applicable thereto; the balance of his unvested options terminated as of January 31, 2001. All unvested stock options will be forfeited if Mr. Chokel participates in a Disqualifying Activity, as described in the Separation Agreement.

Directors’ Fees and Plans

      Each member of the Board of Directors who is not an employee of the Company currently receives an annual director’s fee of $8,000 (“Retainer Fee”). In addition, each such director receives fees for attendance at meetings of the Board and those committees of the Board of which he is a member (“Meeting Fee”). Directors currently receive $3,000 for attendance at each regular meeting of the Board and $1,000 for attendance at each special meeting, unless attendance is by telephone, in which case the fee is $500. Each member of a Board committee receives $750 for attendance at each meeting of a Board committee, except that the committee chairman receives $1,000 for attendance at each such meeting, unless attendance is by telephone, in which case the fee is $500 for all participants. Directors are also compensated for attendance at certain meetings of the Company’s senior managers at rates equal to the fee received for attendance at regular Board meetings.

      Each director of the Company who is not an employee of the Company participates in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”). Each participant in the Directors Deferral Plan may elect, annually, to defer receipt of all or a portion of his Meeting Fees for the following year until the date designated by the director in accordance with the plan. A participating director may elect to have such deferred fees credited to or allocated between (a) a cash account which will earn interest at a rate equal to the rate of interest on new 3-month certificates of deposit, and (b) a stock account under which the deferred fees are converted into units equivalent in value and dividend rights to the Company’s Common Shares. Account balances may not be transferred from one account to another. All such accounts will be distributed in cash, in a lump sum or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director. All Retainer Fees are deferred, credited to a stock account and distributed in cash on a date designated by the participating director in accordance with the terms of the plan. All account balances of a director will be distributed to his beneficiary upon his death. However, if any director ceases to serve as such for any reason other than death, disability or removal without cause prior to the expiration of his current term, all Retainer Fees credited to his stock account during such term are forfeited.

      Each director who is not an employee of the Company is eligible to receive awards under The Progressive Corporation 1998 Directors’ Stock Option Plan (“Directors’ Stock Plan”). The Directors’ Stock Plan authorizes the issuance of up to 200,000 Common Shares, subject to adjustment for stock splits and similar events. The option exercise price per Common Share equals the fair market value of the Common Shares on the date of grant. The term of each such stock option is ten years commencing on the date of grant. Options become exercisable six months and one day following the date of grant and are not transferable. Upon the death of a participating director, his stock options may be exercised by his estate at any time during the one year period immediately following the date of his death, to the extent then exercisable. During 2000, the Company granted stock options under this plan of 2,661 shares each to nine directors.

EXECUTIVE COMPENSATION COMMITTEE REPORT

Executive Compensation Policy

      The Company’s executive compensation program is administered under the direction of the Executive Compensation Committee of the Board of Directors (the “Committee”). The Committee is currently comprised of three independent, non-employee directors.

      The executive compensation program is designed to promote the following objectives:

•	Attract, retain and motivate executives who can significantly contribute to the success of the Company.

•	Reward the achievement of business objectives that have been approved by the Board.

•	Provide a rational, consistent and competitive executive compensation system that is well understood by those to whom it applies.

•	Tie a significant portion of executive compensation to the long-term performance of the Company’s Common Shares.

      The Committee believes that if these objectives are consistently achieved, shareholder value will be enhanced over time.

Executive Compensation Program

      For 2000, the Company’s executive compensation program was designed to base compensation on corporate, business unit and/or individual performance. Performance objectives and related measurements, as well as the compensation awards that would result from various levels of performance, were clearly defined in advance.

      The Company’s executive compensation program consists of three components: salary, annual bonus and long-term incentives through equity-based awards. Variable compensation (consisting of annual bonus and equity-based awards) is a larger part of total compensation at more senior levels of the organization. For each executive officer, a target amount is established for each component of variable compensation. Target amounts are determined primarily by reference to data contained in national compensation surveys. These surveys include compensation data for a broad range of public companies in a variety of industries. Since the Company competes for executive level personnel on a nationwide basis with companies in a variety of industries, the compensation data utilized are not limited to companies included in the P/ C Group referred to on page 23. The Company’s objective is to pay its executives competitive salaries (i.e. at or near the midpoint of the survey range of salaries for their respective positions) and to provide variable compensation that can take total direct compensation to or above the high end of the survey range for total direct compensation when the Company and, if applicable, the executive’s assigned business unit meet or exceed challenging performance goals.

      In addition to the executive compensation program, executive officers participate in the Company’s health and retirement plans which are available on the same basis to all regular employees of the Company who satisfy minimum eligibility requirements.

Salary Component

      Executive officers receive a salary based on their responsibilities and potential at market levels indicated by compensation survey data. The Company’s objective is to set executive salaries at or near the midpoint of the survey range of salaries for similar positions at other companies judged to be comparable. Salaries are reviewed annually and may be adjusted upward or downward for changes in those factors and the individual’s performance. Better performance generally results in an increased salary, subject to the limits of the salary range established by the Company. For executives who exceed expectations, some part of the increase may be paid in a single lump sum, as a merit cash award, rather than becoming a part of the future salary base.

Annual Bonus Component

      In 2000, Messrs. Bauer, Chokel, Forrester, Daniel R. Lewis, Peter B. Lewis, Renwick and Williams participated in the 1999 Executive Bonus Plan (“Executive Bonus Plan”), which was in effect during 2000 as well as 1999. This Plan has been designed to reward participants appropriately for current corporate and/or business unit performance. Under the Executive Bonus Plan, a target annual bonus amount, which varied by position, was established for each participant. In 2000, for Messrs. Peter B. Lewis, Chokel and Renwick, the target annual bonus amount equaled 135% of salary; for Messrs. Bauer, Forrester, Daniel R. Lewis and Williams, the target amount was 100% of salary.

      Awards under the Executive Bonus Plan were determined by reference to one or more of the following quantitative components: a Core Business Profitability and Growth Component, a Diversified Business Group Performance Component and an Investment Performance Component.

      The Core Business Profitability and Growth Component measured overall operating performance of Progressive’s Personal Lines segment (excluding Midland Financial Group, Inc.) and commercial vehicle insurance business unit (collectively, the “Core Business”) for the Plan year. Performance was measured by a Gainsharing Matrix, which assigned a score to various combinations of profitability (as measured by the Gainsharing Combined Ratio) and growth (based on year-to-year change in net written premium) outcomes.

      The Diversified Business Group Performance Component measured the operating performance of the Diversified Business Group in terms of both return on revenue and return on equity. For purposes of this Component, return on revenue was determined by dividing pretax profit by total revenue for the Diversified Business Group, while return on equity was determined by dividing after tax profit of the Diversified Business Group by the equity capital committed to that Business Group.

      The Investment Performance Component compared the performance of individual segments of the Company’s investment portfolio against the range of performance results achieved by selected groups of comparable investment funds.

      An appropriate combination of Bonus Components was selected for each participant, and the selected Bonus Components were weighted, based on such participant’s assigned responsibilities. The combination of the selected Bonus Components, and their relative weightings, differed for each of the participating executives, depending on the nature and scope of their assigned responsibilities. A bonus award equal to the target annual bonus resulted if designated goals were met. Actual awards could range from 0% to 200% of the target annual bonus amount, depending on the extent to which performance fell short of or exceeded the designated goals.

      In 2000, all other officers and qualified employees (approximately 19,255) of the Company, including eight executive officers, participated in the Company’s 2000 Gainsharing Plan (“Gainsharing Plan”). The Gainsharing Plan is substantially similar to the Executive Bonus Plan, but does not include the Diversified Business Group Performance Component or an Investment Performance Component. Under the Gainsharing Plan, awards were based on performance in achieving profitability and growth targets, as measured by the Gainsharing Matrix, for the Core Business and assigned Business Unit.

      In 2000, the Company’s Core Business and many Business Units failed to meet the assigned profitability and growth targets. As a consequence, most of the Company’s officers and employees did not receive an Annual Bonus for 2000. Bonuses were paid, however, to employees assigned to Business Units that did succeed in achieving assigned performance targets, but their bonus awards were limited to the extent that a portion of their bonus awards was determined by Core Business performance. Bonus awards were paid to the Company’s investment and capital management staff, since they met or exceeded the applicable performance objectives.

Long-Term Incentive Component

      In 2000, the executive compensation program included long-term incentives through the grant of non-qualified stock options. This component is designed to encourage the long-term retention of key executives and to align executive compensation directly with the long-term enhancement of shareholder value. Stock option grants are intended to focus the executive on managing the Company from the perspective of an owner. The named executive officers and approximately 550 other management employees of the Company received stock option awards in 2000.

      The stock options have an exercise price which is equal to the market price of the Company’s Common Shares on the date of grant, have a ten-year term, contain provisions which defer vesting of the options for up to five years and may be exercised at any time after vesting until the expiration of the options’ term. The value of a stock option depends directly on the future performance of the Company’s Common Shares, since it has value to the recipient only if and to the extent that the price of the Company’s Common Shares increases above the option exercise price.

      Stock option awards are normally made annually. A target award value, which varies by position, is established for each executive officer in order to bring total targeted compensation to the top of the survey range. In 2000, for the Company’s executive officers, these target award values ranged from 175 – 275% of salary, depending on job classification. The target award value is then divided by a value per share developed through a modified Black-Scholes pricing model, to determine the number of option shares to be awarded. In 2000, the pricing model valued the stock options awarded to executive officers at $27.73 per share, which is 48.07% of the per share exercise price of $57.6875. The following assumptions were used to derive the ratio: 10-year option term, .323 annualized volatility rate, 6.28% risk free rate of return and .47% dividend yield, and an assumed annual attrition factor of 3% for each of the 5 years prior to full vesting.

Chief Executive Officer Compensation

      Peter B. Lewis, the Company’s Chairman and Chief Executive Officer, received cash compensation in the amount of $898,134 for 2000, consisting of an annual salary of $623,077 and an annual bonus award of $275,057, in addition to the non-cash compensation disclosed in the Summary Compensation Table and related footnotes on page 11. Mr. Lewis’ salary was reduced from $800,000 in 1999 to reflect the change in his role, as Messrs. Chokel and Renwick assumed additional responsibilities.

      Mr. Lewis’ annual bonus target for 2000 was $841,154, an amount equal to 135% of his salary. For Mr. Lewis, 80% of his bonus target was based on the Core Business Profitability and Growth Component and 20% was based on the Investment Performance Component. For 2000, the Core Business Profitability and Growth Component was determined by a Gainsharing Matrix which measures profitability in terms of the Gainsharing Combined Ratio and growth in net written premiums for the Company’s Core Business. In 2000, the Company’s Core Business achieved a Gainsharing Combined Ratio of 104.7, with 1.6% growth in net written premiums, resulting in a performance score of 0 for the Core Business Profitability and Growth Component. In addition, the Investment Performance Component score was 1.636, compared to a target of 1.0. Applying the weighting factors to the performance scores for each of the components, and then combining the results, produced a Performance Factor of .327. Mr. Lewis therefore earned 32.7% of target, or $275,057, as his annual bonus.

      For the long-term incentive component of his compensation, on March 15, 2000, Mr. Lewis was awarded stock options to purchase 59,502 of the Company’s Common Shares at an exercise price of $57.6875 per share. Assuming that none of the award’s forfeiture provisions are triggered, one-third of the award will vest on each of January 1, 2003, January 1, 2004 and January 1, 2005. The award was determined in accordance with the stock option formula described above.

      Glenn M. Renwick, the Company’s Chief Executive Officer – Insurance Operations, received cash compensation in the amount of $488,462 for 2000, consisting of an annual salary of $488,462 and an annual bonus award of $0, in addition to the non-cash compensation disclosed in the Summary Compensation Table and related footnotes on page 11.

      Mr. Renwick’s annual bonus target for 2000 was $659,424, an amount equal to 135% of his salary. For Mr. Renwick, 100% of his bonus target was based on the Core Business Profitability and Growth Component. In 2000, the Company’s Core Business achieved a performance score of 0, based on a Gainsharing Combined Ratio of 104.7 with 1.6% growth in net written premiums.

      For the long-term incentive component of his compensation, on March 15, 2000, Mr. Renwick was awarded stock options to purchase 49,584 of the Company’s Common Shares at a price of $57.6875 per share. Assuming that none of the award’s forfeiture provisions are triggered, one-third of this award will vest on each of January 1, 2003, January 1, 2004 and January 1, 2005. The award was determined in accordance with the stock option formula described above.

      Charles B. Chokel, the Company’s Chief Executive Officer – Investments and Capital Management, received cash compensation in the amount of $1,481,553 for 2000, consisting of an annual salary of $488,462 and an annual bonus award of $993,091, in addition to the non-cash compensation disclosed in the Summary Compensation Table and related footnotes on page 11.

      Mr. Chokel’s annual bonus target for 2000 was $659,424, an amount equal to 135% of his salary. For Mr. Chokel, 10% of his bonus target was based on the Core Business Profitability and Growth Component, 10% was based on the Diversified Business Group Performance Component and 80% was based on the Investment Performance Component. For 2000, the Company’s Core Business achieved a Gainsharing Combined Ratio of 104.7, with 1.6% growth in net written premiums, resulting in a performance score of 0 for the Core Business Profitability and Growth Component. The Company’s Diversified Business Group achieved a return on revenue of 21.71%, with a Weighted Performance Score of 1.00, and a return on equity of 34.49%, with a Weighted Performance Score of .966, resulting in a performance score of 1.966 for this Component. In addition, the Investment Performance Component score was 1.636, compared to a target of 1.0. Applying the weighting factors to the performance scores for each of the Components, and then combining the results, produced a Performance Factor of 1.506. Mr. Chokel therefore earned 150.6% of target, or $993,091, as his annual bonus.

      For the long-term incentive component of his compensation, on March 15, 2000, Mr. Chokel was awarded stock options to purchase 49,584 of the Company’s Common Shares at an exercise price of $57.6875 per share. If none of the award’s forfeiture provisions had been triggered, one-third of the award would have vested on each of January 1, 2003, January 1, 2004 and January 1, 2005. The original award was determined in accordance with the stock option formula described above. However, the award has been modified by the Separation Agreement entered into between Mr. Chokel and the Company as described on page 14.

Omnibus Reconciliation Act of 1993

      In 1993, the Internal Revenue Code of 1986 was amended by the Omnibus Budget Reconciliation Act of 1993 (“Budget Reconciliation Act”), which limits to $1 million per year the deduction allowed for Federal income tax purposes for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a public company (“Deduction Limit”). This Deduction

Limit, which became effective in 1994, does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” To qualify for this exception, (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors;” (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

      Compensation attributable to a stock option award is deemed to satisfy the requirements for “performance-based compensation” if the award is made by a compensation committee comprised solely of two or more “outside directors,” the plan under which the award has been granted is approved by shareholders and states the maximum number of shares with respect to which options may be granted to any employee during a specified period and, under the terms of the option, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the award. Generally, the Deduction Limit does not apply to any compensation payable under a written contract that was in effect on February 17, 1993, or pursuant to a plan or arrangement approved by shareholders prior to December 20, 1993, provided certain requirements are met.

      It is the Company’s policy to structure its incentive compensation programs to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder, to the extent practicable. The Company’s stock incentive plans, as well as the 1999 Executive Bonus Plan, have been submitted to and approved by the Company’s shareholders. Compensation awards under these Plans are designed to satisfy the requirements of the “performance-based compensation” exception to the Deduction Limit. Salaries and any perquisites are subject to approval of the Committee, but will not be submitted to a vote of shareholders, and thus will not be deductible if and to the extent that such compensation exceeds $1 million per year for any such executive.

Summary and Concluding Remarks

      The Committee believes that executive compensation should be linked to the creation of shareholder value. The Company’s executive compensation program thus includes significant long-term incentives, through equity-based awards, which are tied to the long-term performance of the Company’s Common Shares. The Committee recognizes, however, that while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying investors’ attitudes toward the stock market in general, and specific industries in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the program, consisting of salary and annual bonus, emphasize individual performance and the realization of defined business objectives, which are independent of short-range fluctuations in the stock price.

      The executive compensation program thus has been designed to align executive compensation with both the Company’s business goals and long-term shareholder interests. The Committee believes that the program, as implemented, is balanced and consistent with these objectives. The Committee will continue to monitor the operation of the program and cause the program to be adjusted and refined, as necessary, to ensure that it continues to support both corporate and shareholder goals.

EXECUTIVE COMPENSATION COMMITTEE

Donald B. Shackelford, Chairman
James E. Bennett III
Norman S. Matthews

PERFORMANCE GRAPH

      The following performance graph compares the performance of the Company’s Common Shares (“PGR”) to the Standard & Poor’s 500 Index (“S & P Index”) and the Value Line Property/ Casualty Industry Group (“P/ C Group”) for the last five years.

Cumulative Five-Year Total Return*

PGR, S&P Index, P/C Group

(Performance Results through 12/31/2000)

Cumulative Total Return as of December 31 of each year

(assumes $100 was invested at the close of trading on December 31, 1995)

	PGR	S&P Index	P/C Group

1996	138.46	123.25	127.85
1997	247.03	164.21	197.19
1998	349.92	210.85	200.19
1999	151.45	253.61	167.16
2000	215.40	230.52	231.53

*Assumes reinvestment of dividends.

Source: Value Line, Inc.

INDEPENDENT ACCOUNTANTS

      Following are the aggregate fees billed to the Company for the fiscal year ended December 31, 2000, by the Company’s independent accountants, PricewaterhouseCoopers LLP:

Audit Fees: $389,610

Financial Information Systems Design and Implementation Fees: $0

All Other Fees: $279,226 (primarily includes intellectual property valuation services and audit and consulting services for compliance with state insurance laws.)

      The Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the principal accountant’s independence.

      At the meeting of the Board of Directors of the Company held on February 2, 2001, the Board selected PricewaterhouseCoopers LLP to serve as the independent accountants for the Company and its subsidiaries for 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

      Any shareholder who intends to present a proposal at the 2002 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at the Company’s principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, not later than November 19, 2001. For those shareholder proposals which are not submitted in accordance with Rule 14a-8, the proxies designated by the Board may exercise their discretionary voting authority, without any discussion of the proposal in the Company’s proxy materials, with respect to any proposal which is received by the Company after February 4, 2002.

SHAREHOLDER VOTE TABULATION

      Votes will be tabulated by or under the direction of Inspectors of Election, who may be regular employees of the Company. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

      The director nominees who receive the greatest number of affirmative votes will be elected directors. Abstentions and broker non-votes thus will not affect the results of the election.

OTHER MATTERS

      The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. The Company has engaged the firm of Morrow & Co., New York, New York, to assist it in the solicitation of proxies at an estimated cost of $16,000. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

      If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made therein by the shareholder. In the absence of any such specifications, the proxies will be voted to elect the four nominees named under “Election of Directors” above.

      The presence of any shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting.

      If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

AVAILABLE INFORMATION

      The Company will furnish, without charge, to each person to whom a proxy statement is delivered, upon oral or written request, a copy of the Company’s Annual Report on Form 10-K for 2000 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143, by telephone at (440) 446-2851 or e-mail at investor  relations@progressive.com.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 15, 2001

Appendix A

The Progressive Corporation

Audit Committee Charter

Organization

      The Audit Committee (Committee), appointed by the Board of Directors (Board) of The Progressive Corporation (Company), shall consist of at least three directors including the Chairperson. Each member of the Committee shall be independent of the management of the Company (as defined by the listing standards of the New York Stock Exchange) and free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment as a Committee member. Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must have accounting or related financial management experience, as the Board in its business judgment interprets the foregoing qualifications.

Statement of Purpose

      The Committee shall, through regular or special meetings with management and the Company’s independent auditor, assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal, tax and regulatory requirements, (3) the independence and performance of the Company’s internal and external auditors, and (4) such other matters as the Board or Committee deems appropriate.

      The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      The Committee shall make regular reports to the Board on the Committee’s activities.

Responsibilities of the Audit Committee

Review and Scope

      1.  Annually review the continued adequacy of this Audit Committee Charter and recommend any changes to the Board for approval.

      2.  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine whether the Company’s financial statements are complete and accurate and are in accordance with Generally Accepted Accounting Principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure that the Company’s business practices comply with governing laws, business and financial regulations and the Company’s Code of Conduct.

Integrity of Financial Statements

      1.  Review with management any major changes to the accounting principles, practices or judgments used by management to prepare the Company’s financial statements.

      2.  Review with the independent auditor and internal auditors any major changes to auditing procedures or the scope of auditing tests that were performed.

      3.  Review with management and the independent auditors, prior to the filing with the Securities and Exchange Commission (SEC) of the Company’s Annual Report on Form 10-K, the annual audited financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements. The Committee shall report to the Board and to the shareholders in the Company’s proxy statement prepared for its annual meeting whether, based on such reviews and discussions, it recommends to the Board that the most recent year’s audited financial statements be included in the Company’s Annual Report on Form 10-K for such year to be filed with the SEC.

      4.  Review with management and the independent auditor the Company’s quarterly financial statements and the financial information contained in each of the Company’s Quarterly Reports on Form 10-Q prior to release of earnings for the fiscal quarter covered by such Form 10-Q and the filing of such Form 10-Q with the SEC.

      5.  Review the financial accounting and controls of the Company’s investment activities, the adherence to risk and liquidity policies approved by the Board or a committee thereof and the valuation process for securities held.

      6.  Meet periodically with management to review the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures.

      7.  Review at least annually with the Chief Financial Officer management’s delegation of authority processes for operations, financial reporting and control.

      8.  Review at least annually with the independent auditor and the Director – Control & Analysis the audit of calculations and payouts for all incentive compensation.

Compliance with Legal, Tax and Regulatory Requirements

      1.  Review at least annually with the Company’s General Counsel legal matters that may have a material impact on the financial statements. Discuss any significant compliance issues and any material reports or inquiries received from regulators or governmental activities.

      2.  Review at least annually any significant tax issues with the Company’s Tax Director.

      3.  Review at least annually with the Company’s Chief Human Resources Officer Company policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct and Core Values.

      4.  Review and assess at least annually with the Chief Financial Officer the process and status of monitoring compliance with NYSE, SEC, and state insurance department requirements.

Independence and Performance of Internal and External Auditors

      1.  Recommend to the Board the appointment of the independent auditor. The independent auditor is ultimately accountable to the Board and the Committee, and the Board and Committee have the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the independent auditor.

      2.  Approve the fees to be paid to the independent auditor.

      3.  Receive, at least annually, written reports from the independent auditor regarding the auditor’s independence required by Independence Standards Board Standard No. 1. Actively engage in a dialogue with the independent auditor with respect to any disclosed relationship or service that may impact the objectivity and independence of the independent auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

      4.  Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

      5.  Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

      6.  Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

      7.  Review with the independent auditor any problems or difficulties the auditor may have encountered. Review any management letter provided by the auditor and the Company’s response to that letter. Such review should identify any difficulties encountered in the course of the audit work (including any restrictions on the scope of activities or access to required information) or internal audit department responsibilities, budget and staffing.

      8.  Review significant reports to management prepared by the internal auditing department and management’s responses.

      9.  Review the appointment, annual evaluation and replacement of the Director – Control & Analysis, in addition to the budget and staffing of the Department of Control & Analysis.

Communications with the Audit Committee

      The Committee will make known to management and associates of the Company that the Audit Committee desires direct communication from them regarding concerns or issues related to the Audit Committee’s Charter.

      The Audit Committee expects management, the independent auditor and the Director – Control & Analysis to advise it promptly of any significant operational, accounting or reporting issues, or accounting procedures which vary from traditional practices, and significant adjustments to reserves or other financial information.

      The Director – Control & Analysis will have direct access to the Audit Committee.

      The Audit Committee will meet in separate executive sessions, at least once a year, with the independent auditors, the Chief Financial Officer, the Director - Control & Analysis and the Company’s General Counsel.

THE PROGRESSIVE CORPORATION

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders

The undersigned hereby appoints W. Thomas Forrester, Charles E. Jarrett and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., Cleveland time, on April 20, 2001, and thereat, and at any adjournment thereof, to vote and act with respect to all Common Shares of the Company which the undersigned would be entitled to vote, with all power the undersigned would possess if present in person, as follows:

1.	WITH or WITHOUT authority to vote (except as marked to the contrary below) for the election as directors of all four nominees listed below.

B. Charles Ames, Peter B. Lewis, Glenn M. Renwick and Donald B. Shackelford

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name on the space provided below.)

2.	In their discretion, to vote upon such other business as may properly come before the meeting.

(Continued, and to be dated and signed, on the other side)

                  (Continued from the other side)

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, this proxy will be voted to elect the nominees identified in Item 1 above.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 15, 2001, is hereby acknowledged.

Date: ________________________________ , 2001

Signature of Shareholder(s)

Please sign as your name or names appear hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Proxy Card